As filed with the Securities and Exchange Commission on April 10, 2002
                                                     Registration No. 333-_____

===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         --------------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------

                       DANIELSON HOLDING CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)

               Delaware                              95-6021257
       (State of Incorporation)         (I.R.S. Employer Identification No.)
                         --------------------------

                        767 Third Avenue, 5th Floor
                       New York, New York 10017-2023
                              (212) 888 - 0347
            (Address of Principal Executive Offices) (Zip Code)
                         --------------------------

                       1995 Stock and Incentive Plan
                 (as amended effective December 12, 2000)
                          (Full Title of the Plan)
                         --------------------------

                               David M. Barse
                   President and Chief Operating Officer
                       Danielson Holding Corporation
                        767 Third Avenue, 5th Floor
                       New York, New York 10017-2023
                               (212) 888-0347

 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)
                         -------------------------

                              With Copies To:

                          Vincent J. Pisano, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                          New York, New York 10036
                               (212) 735-3000


                    ------------------------------------

                                                  CALCULATION OF REGISTRATION FEE


                                                                 Proposed Maximum      Proposed Maximum            Amount of
         Title of Securities                 Amount to be         Offering Price      Aggregate Offering          Registration
           to be Registered                   Registered            Per Share               Price                     Fee
-------------------------------------- --------------------- --------------------- ------------------------ ---------------------
Common stock, par value $0.10 per
share:  Shares subject to outstanding
options under the 1995 Stock and
Incentive Plan (the "Plan")...........        1,713,500               $4.67             $8,002,045.00             $736.19 (1)
-------------------------------------- --------------------- --------------------- ------------------------ ---------------------

Common stock, par value $0.10 per
share:  Shares available for future grants
under the Plan........................         815,400                $7.48             $6,099,192.00             $561.13 (2)
-------------------------------------- --------------------- --------------------- ------------------------ ---------------------

Common stock, par value $0.10 per
share:  Shares issued under the Plan..          11,100                $7.48               $83,028.00               $7.64 (2)
-------------------------------------- --------------------- --------------------- ------------------------ ---------------------

Total.................................        2,540,000                N/A              $14,184,265.00             $1,304.96
====================================== ===================== ===================== ======================== =====================

(1) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). Such computation is based on the weighted average exercise price of $4.67 per share covering 1,713,500 outstanding options.

(2) The estimated exercise price of $7.48 per share was computed in accordance with Rule 457(c) under the Securities Act by averaging the high and low sales prices of Danielson Holding Corporation common stock as reported by the American Stock Exchange on April 9, 2002.




                              EXPLANATORY NOTE

         Danielson Holding Corporation ("Danielson Holding" or the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of its common stock, par value $0.10 per share (the "Common Stock"), issuable pursuant to the 1995 Stock and Incentive Plan (the "Plan") of the Company.

         This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 1,088,600 shares that constitute "control securities" and/or "restricted securities" which have been issued prior to or issuable after the filing of this registration statement.


                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Company does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.




                             REOFFER PROSPECTUS

                      1,088,600 SHARES OF COMMON STOCK
                      OF DANIELSON HOLDING CORPORATION

         The shares of common stock, par value $0.10 per share of Danielson Holding Corporation (the "Common Stock") offered hereby will be sold from time to time by certain stockholders of Danielson Holding Corporation ("Danielson Holding" or the "Company") described under the caption "Selling Stockholders" in this prospectus. The selling stockholders are current or former employees, officers and directors of our Company or independent contractors who acquired the shares of Common Stock as compensation for services performed for the Company (the "Selling Stockholders").

         The sales may occur in transactions in the over-the-counter market (quoted on the American Stock Exchange) at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

         The shares of Common Stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our Common Stock is traded on the American Stock Exchange under the symbol "DHC." On April 9, 2002, the last reported sale price of the Common Stock, as reported on the American Stock Exchange, was $7.54 per share.

                             -----------------

         Investing in the Common Stock involves risk. For more information, please see "Risk Factors" beginning on page 6.

                             -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

                               April 10, 2002
                             -----------------




                             TABLE OF CONTENTS

                                                                          Page

AVAILABLE INFORMATION........................................................3
INCORPORATED DOCUMENTS.......................................................4
THE COMPANY..................................................................5
RISK FACTORS.................................................................6
POTENTIAL ACQUISITION........................................................9
NOTE REGARDING FORWARD-LOOKING STATEMENTS...................................11
USE OF PROCEEDS.............................................................11
SELLING STOCKHOLDERS........................................................12
PLAN OF DISTRIBUTION........................................................13
LEGAL MATTERS...............................................................14
EXPERTS  ...................................................................14




                           AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 233 Broadway, New York, NY 10279, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our Common Stock is quoted on the American Stock Exchange. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

         The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         Investing in the Common Stock involves risk. For more information, please see "Risk Factors" beginning on page 6.

         A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by the Company without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to Danielson Holding Corporation, 767 Third Avenue, New York, New York 10017. Our telephone number at that location is (212) 888-0347.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. The Company has not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.


                           INCORPORATED DOCUMENTS

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

         The Company's (i) latest Annual Report for the fiscal year ended December 31, 2001 on Form 10-K filed with the Commission on April 1, 2002,
(ii) the Company's Current Reports on Form 8-K filed with the Commission on March 1, 2002 and March 27, 2002, and (ii) the Company's statement on Form 8-A for registration of securities filed with the Commission on November 19, 1990 are incorporated herein by reference. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                THE COMPANY

         The Company is a holding company incorporated in Delaware, having separate subsidiaries offering a variety of insurance products. It is Danielson Holding's intention to grow by developing business partnerships and making strategic acquisitions. As part of Danielson Holding's ongoing corporate strategy, Danielson Holding has continued to seek acquisition opportunities which will both complement its existing operations and enable Danielson
Holding to earn an attractive return on investment.

         The largest subsidiary of Danielson Holding is its indirectly wholly-owned California insurance company, National American Insurance Company of California (together with its subsidiaries, "NAICC"). NAICC is a California corporation currently engaged in writing private passenger automobile insurance in California and commercial automobile insurance in certain western states, primarily California. Prior to the fourth quarter of 2001, NAICC had also been engaged in writing non-standard private passenger automobile insurance in certain western states outside of California, preferred private passenger automobile insurance and workers' compensation insurance. NAICC is a second tier subsidiary of DHC. Prior to 2001, NAICC's immediate parent corporation was KCP Holding Company ("KCP"), which was wholly-owned by Mission American Insurance Company ("MAIC"), which was wholly-owned by Danielson Holding. In April 2001, MAIC and KCP were merged into Danielson Indemnity Company ("DIND"). DIND is wholly-owned by Danielson Holding.

         Danielson Holding had cash and investments at the holding company level of $29.9 million at December 31, 2001. Total liabilities of Danielson Holding at the same date were $6.6 million.

         Danielson Holding expects to report, as of the close of its 2001 tax year, aggregate consolidated net operating tax loss carryforwards ("NOLs") for Federal income tax purposes of approximately $745 million. These losses will expire over the course of the next 18 years unless utilized prior thereto. See Note 8 to our financial statements for the year ended December 31, 2001, incorporated in this prospectus by reference from our Annual Report for the fiscal year ended December 31, 2001 on Form 10-K.

         Our principal executive offices are located at 767 Third Avenue, New York, New York 10017, and our telephone number is (212) 888-0347.


                                RISK FACTORS

         This offering involves risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of Common Stock.

Risks Related to Our Business

Although We Currently Rely on Cash and Short Term Investments to Meet Our Liquidity Needs, We May Experience Liquidity Constraints in the Future Which Could Restrain Our Growth or Reduce Profitability.

         Historically, we have not experienced major liquidity constraints, but, as discussed below, revenues are affected by numerous factors and a decrease in those revenues can create cash flow issues. In such event, we may rely on dividends and tax sharing payments from our subsidiaries. These dividends and tax sharing payments may not be available because, among other things:

         o In some cases, our subsidiaries must first receive regulatory approval before paying us dividends.

         o There are business and regulatory considerations that affect our subsidiaries, including the impact of dividends on surplus which could affect a subsidiary's insurance ratings, its competitive position, the amount of premiums that it can write and its risk-based capital requirements.

         o There may be a prolonged material decline in an insurance subsidiary's profits or materially adverse insurance regulatory developments.

Our Business Plan Is to Continue to Grow But Our Limited Financial Resources and the Constraints on Our Ability to Issue Additional Stock May Impede Our Growth.

         Although we have sought to grow through entering into strategic partnerships or making acquisitions, we have limited financial resources. Our limited financial resources and constraints on our ability to issue additional stock or otherwise raise capital to finance transactions may prevent us from successfully consummating any future transactions. Due to our limited financial resources and constraints on our ability to raise capital, we have been unable to participate in larger transactions in the past, and believe that our financial constraints will continue to govern the types of transactions we are able to entertain and consummate.

Our Insurance Business Is Affected by Many Factors Outside of Our Control Such As Weather Conditions and Economic Activity That Could Reduce Demand for Our Products or Cause Increases in Claims.

         Our business is concentrated primarily in the Western United States. If this area experiences an economic downturn, there could be fewer car sales, less demand for automobile insurance and lower policy amounts in addition to increased workers' compensation claims. Severe adverse weather conditions could also adversely affect our business. These factors, together with competitive pricing, could result in increases in our loss ratios and fluctuations in our underwriting results and net income.

We Are Subject to Insurance Laws and Regulations Which Could Restrict Our Operations and Reduce Our Financial Flexibility.

         The states in which we transact business have passed insurance laws and regulations. The agencies established pursuant to these state laws have broad administrative and supervisory powers which can impact our insurance business including:

         o the granting and revocation of licenses to transact insurance business regulation of trade practices

         o        establishment of guaranty associations

         o        licensing of agents

         o        approval of policy forms

         o        premium rate filing requirements

         o        reserve requirements

         o the form and content of required regulatory financial statements

         o        periodic examinations of insurers' records

         o capital and surplus requirements and the maximum concentrations of certain classes of investments

         These laws, in general, also require approval of the particular insurance regulators prior to certain actions by the insurance companies, including the payment of dividends in excess of statutory limitations and certain transactions and continuing service arrangements with affiliates. The laws of most states provide for the filing of premium rate schedules and other information with the insurance commissioner of a particular state, either directly or through rating organizations. The insurance commissioner of each state generally has powers to disapprove such filings or make changes to the rates if they are found to be excessive, inadequate or unfairly discriminatory. The determination of rates is based on various factors, including loss and loss adjustment expense experience. The failure to obtain, or delay in obtaining, the required approvals could result in a decline in revenues of our insurance subsidiaries. We are also required by insurance regulators to maintain certain minimum amounts of capital.

We Face Intense Competition in the Insurance Business That Could Impair Our Ability to Grow and Achieve Profitability.

         We compete both with large national writers and with smaller regional companies in each state in which we operate. Some of these competitors are larger and have greater financial resources than us. Some of these competitors in the workers' compensation line of business have, from time to time, decreased their prices significantly to gain market share. There can be no assurance that we will be able to successfully compete in these markets and generate sufficient premium volume at attractive prices to be profitable. Our ability to grow depends on our ability to expand in the states in which we already do business and to expand into other states where our competitors operate.

If Currently Established Provisions for Unpaid Losses and Loss Adjustment Expenses ("LAE") Prove Inadequate in Light of Subsequent Actual Experience, It Will Be Necessary to Increase Provisions for Unpaid Losses.

         We are required to estimate liability for losses and LAE. Our insurance subsidiaries establish provisions to cover their estimated liability for losses and LAE with respect to both reported and unreported claims as of the end of each accounting period. By their nature, these provisions for unpaid losses and LAE do not represent an exact calculation of liabilities. Rather, they are estimates involving management's projections as to the ultimate settlement and administration of claims. These expectations are, in turn, based on, among other things:

         o        facts and circumstances known at the time

         o        predictions of future events

         o estimates of future trends in the severity and frequency of claims

         o        judicial theories of liability

         o        inflation

         Our insurance subsidiaries regularly review their respective reserve techniques and reserve positions and believe that adequate provision has been made for their respective unpaid losses and LAE. We cannot ensure that currently established provisions for unpaid loses and LAE will prove adequate in light of subsequent actual experience. Future earnings could be adversely impacted should future loss development require increases in provisions for unpaid losses and LAE previously established for prior periods.

We Can Not Be Certain that the Net Operating Loss Carryforwards ("NOL") Will Continue to Be Available to Offset Our Tax Liability.

         We currently expect to report, as of the close of our 2001 tax year, an NOL of approximately $745 million for federal income tax purposes. The NOL expires in various amounts beginning on December 31, 2001 through December 31, 2019, if it is not used. The Internal Revenue Service ("IRS") has not audited any of our tax returns for the years in which the losses giving rise to the NOL were reported nor has it otherwise challenged our use of the NOL carryforwards. If we were to undergo an "ownership change" as such term is used in Section 382 of the Internal Revenue Code, the use of our NOL would be severely limited. We will be treated as having had an "ownership change" if there is a more than 50% increase in stock ownership during a 3-year "testing period" by "5% stockholders." For this purpose, stock ownership is measured by value, and does not include so-called "straight preferred" stock.

         Our Certificate of Incorporation contains stock transfer restrictions which were designed to help us preserve the NOL by avoiding an ownership change. The transfer restrictions were implemented in 1990, and we expect that they will remain in-force as long as the NOL is available to us. We cannot be certain, however, that these restrictions will prevent an ownership change.

Risks Related to Our Securities

If the Exercise of Your Stock Options Would Result in the Risk of Your Becoming a 5% Stockholder, We Have the Right to Limit the Exercise of these Stock Options.

         Our common stock is subject to transfer restrictions which forbid any stockholder from becoming a 5% stockholder. If the exercise of your stock options would result in a risk of your becoming a 5% stockholder, your exercise may be automatically reduced so that your common stock ownership would be less than 5%. We may also limit the exercise of stock options by holders who possess 5% or more of our outstanding common stock.

Provisions in Our Certificate of Incorporation That Limit Ownership and Transferability of Our Stock May Entrench Current Management and the Current Stockholders.

         We are required to issue, in our name, as escrow agent, certificates representing shares of common stock that are beneficially owned by holders of 5% or more of our stock. In addition, when we receive the written request from a 5% stockholder to transfer their shares, we may refuse such request upon the advice of our tax counsel that such transfer would create an unreasonable risk of an "ownership change." In no circumstances may anyone acquire 5% or more of our stock without our consent.

The Market for Our Shares Has Been Historically Illiquid Which May Affect Your Ability to Sell Your Shares.

         The volume of trading in our stock has historically been low. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time an investor might want to sell his shares.


                           POTENTIAL ACQUISITION

         On March 15, 2002, we and American Commercial Lines LLC ("ACL") executed a definitive recapitalization agreement for our acquisition of ACL. ACL is an integrated marine transportation and service company operating approximately 5,100 barges and 200 towboats on the inland waterways of North and South America. ACL transports more than 70 million tons of freight annually. Additionally, ACL operates marine construction, repair and service facilities and river terminals.

         The holders of more than two thirds of ACL's outstanding senior notes, substantially all the indirect preferred and common members of ACL and the management of ACL have agreed to support the recapitalization plan. ACL's senior lenders have executed forbearance agreements pending the negotiation and execution of definitive documentation relating to the amendment and restatement of ACL's senior secured credit facility.

         Under the terms of the recapitalization agreement, we will acquire 100% of the membership interests of American Commercial Lines Holdings LLC, ACL's parent holding company. ACL's present indirect preferred equity holders (that are not members of ACL management) will receive $7.0 million in cash. ACL's management will receive approximately $1.7 million of restricted common stock of Danielson Holding. In addition, we will deliver $25.0 million in cash, which will be used to reduce borrowings under ACL's senior credit facility, and approximately $58.5 million of ACL's outstanding senior notes to ACL Holdings in connection with the transaction. The recapitalization is expected to close in the second quarter of 2002.

         The transaction will result in a reduction of ACL's senior secured bank debt by $25.0 million. In addition, the parties will seek to restructure ACL's 10 1/4% senior notes due 2008 through an exchange offer and consent solicitation. Upon the successful completion of the exchange offer and consent solicitation, up to approximately $236.5 million of ACL's outstanding senior notes (all notes held by parties other than us) will be exchanged for $120.0 million of new 11 1/4% cash pay senior notes due January 1, 2008 and approximately $116.5 million of new 12% pay-in-kind senior subordinated notes due July 1, 2008. ACL will also issue additional new cash pay senior notes in an aggregate principal amount (not to exceed $20.0 million) equal to the accrued and unpaid interest on its outstanding senior notes, other than those held by us, and to the extent that such accrued and unpaid interest exceeds $20.0 million, additional pay-in-kind senior subordinated notes in an amount equal to such excess would be issued in full satisfaction of such accrued and unpaid interest.

         In connection with these transactions, we expect to effect a $42 million rights offering to our existing security holders, the proceeds of which will be used to fund our cash contribution for the recapitalization and for general corporate purposes. Consummation of the recapitalization agreement is not conditioned on the successful completion of the rights offering. Under the terms of the rights offering, holders of our common stock will be entitled to purchase additional shares of common stock, at a subscription price of $5.00 per share, up to such holders' pro rata share of the rights offering. Our March 18th press release regarding these transactions did not constitute notice of the commencement of the rights offering. Further information regarding the terms and conditions for the expected rights offering will be announced prior to the commencement of the rights offering.

         The recapitalization agreement provides that the exchange offer and consent solicitation will be made in reliance on a registration exemption provided by Section 3(a)(9) under the Securities Act of 1933, conditioned on the minimum participation of 95% of the outstanding principal amount of ACL's outstanding senior notes, as to which noteholders holding more than two thirds of the outstanding principal amount of such notes have agreed to tender. In the event that the exchange offer and consent solicitation is not consummated by June 15, 2002, the recapitalization agreement provides for the implementation of the recapitalization through a voluntary prepackaged bankruptcy plan under Chapter 11 of the Bankruptcy Code, as to which noteholders holding more than two thirds of the outstanding principal amount of ACL's outstanding senior notes have agreed to accept.

         We have filed a copy of the press release referenced above along with a copy of the recapitalization agreement in our Current Report on Form 8-K filed with the Commission on March 27, 2002.


                 NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We have no intention to update any forward-looking statements except and to the extent required by law.


                              USE OF PROCEEDS

         Danielson Holding will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."


                            SELLING STOCKHOLDERS

         The 1,088,600 shares of Common Stock of Danielson Holding to which this prospectus relates are being registered for reoffers and resales by our present and former employees, officers and directors and independent contractors named below, who acquired the shares of Common Stock pursuant to our "employee benefit plan" as that term is defined in Rule 405 of Regulation C under the Securities Act. The Selling Stockholders may resell all, a portion or none of such shares of Common Stock from time to time.

         The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

                                                                                                         Number of
                                                                                                       Shares to Be
                                                             Number of            Number of            Beneficially
                                                              Shares             Shares That            Owned if All
    Name of Selling                                         Beneficially        May Be Offered         Shares Offered
      Stockholder                     Title                   Owned(1)            Hereby(2)           Hereby Are Sold
-----------------------           ----------------          ------------        --------------        ---------------
David M. Barse                    President, Chief            350,000               350,000                    0
                                  Operating Officer
                                  and Director

Joseph F. Porrino                 Director                     86,667                86,667                    0

Frank B. Ryan                     Director                     86,667                86,667                    0

Eugene M. Isenberg                Director                    106,782                86,666               20,116

Wallace O. Sellers                Director                     80,000                80,000                    0

Stanley J. Garstka                Director                     80,000                80,000                    0

William Pate                      Director                     22,800                22,800                    0

Michael T. Carney                 Chief Financial             195,000               195,000                    0
                                  Officer and Treasurer

W. James Hall                     General Counsel              20,000                20,000                    0
                                  and Secretary

Bill Scarfia                      Former Employee               1,800                 1,800                    0

Karen Hall                        Former Employee               1,800                 1,800                    0

Carlee Harmonson                  Former Employee               1,000                 1,000                    0

Constance Martes                  Former Employee               1,500                 1,500                    0

Dan McCormick                     Former Employee               5,000                 5,000                    0

Mike Lehman                       Independent                                        20,000
                                  Contractor

Brian Selmo                       Independent                   5,000                5,000                     0
                                  Contractor

Don Liebentritt                   Independent                  40,000                10,000               30,000
                                  Contractor

Jeff Klein                        Independent                   1,200                1,200                     0
                                  Contractor

Mark Radzik                       Independent                  27,000                10,000               17,000
                                  Contractor

Nils Larsen                       Independent                   4,000                4,000                     0
                                  Contractor

Joe Paolucci                      Independent                   4,000                2,000                 2,000
                                  Contractor

Jim Bunegar                       Independent                   2,500                2,500                      0
                                  Contractor

Philip Tinkler                    Independent                   5,000                5,000                      0
                                  Contractor

George Touras                     Independent                   5,000                2,500                     0
                                  Contractor


(1) As of March 25, 2002, the number of shares owned by listed individuals includes restricted stock and options to purchase shares of Common Stock under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this prospectus as well as shares of Common Stock beneficially owned by the Selling Stockholders. As of March 25, 2002, there were 19,510,898 shares of Common Stock outstanding.

(2) Includes options to purchase shares of our Common Stock issued to the Selling Stockholders under the Plan, whether or not exercisable as of, or within sixty days of, the date of this Prospectus. For non-affiliates, options to purchase shares of our Common Stock issued under the Plan are excluded.


                            PLAN OF DISTRIBUTION

         Each Selling Stockholder may sell his or her shares of Common Stock for value from time to time under this prospectus in one or more transactions on the American Stock Exchange, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         Each Selling Stockholder and any broker-dealer that participates in the distribution of the shares of Common Stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. We will pay all other expenses in connection with this offering and will not receive any proceeds from sales of any shares of Common Stock by the Selling Stockholders.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares of Common Stock sold hereunder, the Selling Stockholders may sell shares of Common Stock in compliance with all of the requirements of Rule 144. Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the Selling Stockholders will sell all or any portion of the shares of Common Stock offered hereby.

         Danielson Holding will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the Selling Stockholders.

         Danielson Holding has notified the Selling Stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.


                               LEGAL MATTERS

         The validity of the shares of Common Stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for Danielson Holding by W. James Hall, General Counsel of Danielson Holding.


                                  EXPERTS

         The financial statements of the Company for the year ended December 31, 2001, incorporated in this prospectus by reference from the Company's Annual Report for the fiscal year ended December 31, 2001 on Form 10-K , have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Danielson Holding Corporation, a Delaware corporation, pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

         (1) The registrant's latest Annual Report for the fiscal year ended December 31, 2001, on Form 10-K filed with the Commission on April 1, 2002;

         (2) The registrant's Current Reports on Form 8-K filed with the Commission on March 1, 2002 and March 27, 2002; and

         (3) The registrant's statement on Form 8-A filed with the Commission on November 19, 1990.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Item 7.  Exemption from Registration Claimed.

         The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of the registrant pursuant to employee benefit plans maintained by the registrant in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereto and/or Rule 701 thereunder.


Item 8.  Exhibits.


Exhibit No.                  Description of Exhibit
-----------                  ----------------------
4.1                          Form of certificate representing shares of
                             Common Stock (incorporated by reference as
                             Exhibit 28 to the Company's Registration
                             Statement on Form 8- B filed with the
                             Commission on August 3, 1992).

5.1                          Opinion of W. James Hall, General Counsel of Danielson Holding
                             Corporation.+

10.1 1995 Stock and Incentive Plan (as amended effective December 12, 2000) (incorporated by reference as Appendix B to the Company's Proxy
                             Statement on Schedule 14A filed on August 2, 2001).

23.1                         Consent of KPMG LLP.+

23.2                         Consent of W. James Hall, General Counsel of Danielson Holding
                             Corporation (included in Exhibit 5.1).+

24.1                         Power of Attorney (included on the signature page hereto).+

-------------------
+  Filed herewith

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         o To include any prospectus required by Section 10(a)(3) of the Securities Act;

         o To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set froth in the "Calculation of Registration Fee" table in the effective registration statement; and

         o To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         o That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         o To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         o That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         o Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 10th day of April, 2002.

                                       Danielson Holding Corporation



                                       By:    /s/ Martin J. Whitman
                                       --------------------------------
                                              Martin J. Whitman
                                              Chief Executive Officer




                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Whitman, David
M. Barse, and W. James Hall, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 10th day of April, 2002.


           Name                                 Title                               Date
           ----                                 -----                               ----

 /s/ Martin J. Whitman                      Chief Executive Officer                 April 10, 2002
--------------------------------------      and Director
Martin J. Whitman


 /s/ David M. Barse                         President, Chief Operating              April 10, 2002
--------------------------------------      Officer and Director
David M. Barse


 /s/ Michael T. Carney                      Chief Financial Officer                 April 10, 2002
--------------------------------------      and Treasurer
Michael T. Carney


 /s/ Samuel Zell                            Chairman of the Board                   April 10, 2002
--------------------------------------      of Directors
Samuel Zell


 /s/ Joseph F. Porrino                       Director                               April 10, 2002
--------------------------------------
Joseph F. Porrino


 /s/ Frank B. Ryan                           Director                               April 10, 2002
--------------------------------------
Frank B. Ryan


 /s/ Eugene M. Isenberg                      Director                               April 10, 2002
--------------------------------------
Eugene M. Isenberg


 /s/ Wallace O. Sellers                      Director                               April 10, 2002
--------------------------------------
Wallace O. Sellers

 /s/ Stanley J. Garstka                      Director                               April 10, 2002
--------------------------------------
Stanley J. Garstka


 /s/ William Pate                            Director                               April 10, 2002
--------------------------------------
William Pate


 /s/ Loren Suter                             Director                               April 10, 2002
--------------------------------------
Loren Suter




                                   EXHIBIT INDEX


Exhibit No.         Description of Exhibit
-----------         ----------------------
4.1                 Form of certificate representing shares of
                    Common Stock (incorporated by reference as Exhibit 28 to the Company's Registration
                    Statement on Form 8- B filed with the
                    Commission on August 3, 1992).

5.1                 Opinion of W. James Hall, General Counsel of Danielson
                    Holding Corporation.+

10.1 1995 Stock and Incentive Plan (as amended effective December 12, 2000) (incorporated by reference as Appendix B to the Company's Proxy Statement on Schedule 14A filed on August 2, 2001).

23.1                Consent of KPMG LLP.+

23.2 Consent of W. James Hall, General Counsel of Danielson Holding Corporation (included in Exhibit 5.1).+

24.1                Power of Attorney (included on the signature page hereto).+

-------------------
+  Filed herewith.